Exhibit 99.1

For Release: June 17, 2004    5:00pm   EST

The American Stock Exchange to List American Water Star,
Inc. and Begin Trading on June 18, 2004

Las Vegas - (BUSINESS WIRE) - June 17, 2004 - American Water Star, Inc. (OTCBB: AMWS - News), a publicly traded company, located in Las Vegas, Nevada, has been approved by the American Stock Exchange for the listing of its common shares. Trading of American Water Star, Inc.'s common shares on the American Stock Exchange (AMEX) is scheduled to begin on June 18, 2004, under the ticker symbol AMW.

American Water Star, Inc. has selected AIM Securities Co. as its Specialist. AIM Securities Co. is a large independent specialist firm with extensive experience in making markets in public companies in a variety of industry sectors. Collectively, its trading partners have well over 100 years of market making experience.

"We are very pleased with our move to the American Stock Exchange. Our listing on a major, national exchange will provide greater investor confidence and exposure. We are excited to have AIM Securities Co. as our specialist on the floor. Their years of experience will be of great benefit to our Company," stated Roger Mohlman, CEO of American Water Star, Inc.

About: American Water Star, Inc.:

American Water Star Inc. ("AMWS") is a publicly traded company, (Currently OTCBB: AMWS.. after June 17, 2004 AMEX:
AMW), and is engaged in the beverage bottling industry. Its product brands are both licensed and developed in-house, and bottled in strategic locations throughout the United States. AMWS' beverage products are sold by the truckload, principally to distributors, who sell to retail stores, corner grocery stores, convenience stores, schools and other outlets.

At AMWS, we believe our great-tasting, new zero sugar; zero calorie flavored water beverages have positioned us to capture a large share of the market for healthy flavored waters. Our products include: Hawaiian Tropic -- our latest product featuring a sugar-free, no carbonation, and caffeine-free, sodium-free tropical drink. Hawaiian Tropic flavors include Strawberry Kiwi, Kiwi-Lemon Lime, Orange Guava and Pineapple Pink Grapefruit. For the grade school age children we are introducing Geyser Sport -- our new non-sugared, 0 calorie, 0 carbohydrates, 0 sodium, vitamin and mineral-enriched, fruit-flavored beverage brand. Our other premium beverages include; Geyser Fruit Beverages -- our line of eight different fruit-flavored waters which have proven to be popular with consumers and Geyser Fruta -- our Latin line of seven different fruit-flavored beverages.

Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, the ability to negotiate outstanding prior debts of acquired companies; properly identify acquisition partners; adequately perform due diligence; manage and integrate acquired businesses; raise working capital and secure other financing; respond to competition and rapidly changing technology; deal with market and stock price fluctuations; and other risks. These risks are and will be detailed, from time to time, in AMWS' Securities and Exchange Commission filings, including Form 10-KSB for the year ended Dec. 31, 2003, and subsequent Forms 10-QSB and 8-K. Actual results may differ materially from management's expectations.

Contact:
American Water Star Inc.               Redwood Consultants, LLC.
Donald Hejmanowski, 702-740-7036       Jens Dalsgaard,  415-884-0348